Exhibit 99.2

ITEM 1. FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MRC GLOBAL INC.

(in millions, except per share amounts)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash	$59	$63
Accounts receivable, net	473	378
Inventories, net	523	415
Other current assets	49	29
Current assets of discontinued operations	1	36

Total current assets	1,105	921
Long-term assets:
Operating lease assets	160	170
Property, plant and equipment, net	100	89
Other assets	36	37
Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	130	143

Total assets	$1,795	$1,624

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$433	$329
Accrued expenses and other current liabilities	119	124
Operating lease liabilities	31	31
Current portion of debt obligations	4	3
Current liabilities of discontinued operations	1	21

Total current liabilities	588	508
Long-term liabilities:
Long-term debt	472	384
Operating lease liabilities	141	153
Deferred income taxes	35	35
Other liabilities	28	28
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 110,424,832 and 109,460,293 issued, respectively	1	1
Additional paid-in capital	1,785	1,779
Retained deficit	(670)	(652)
Less: Treasury stock at cost: 25,433,286 and 24,216,330 shares, respectively	(390)	(375)
Accumulated other comprehensive loss	(195)	(237)

Total stockholders’ equity	531	516

Total liabilities and stockholders’ equity	$1,795	$1,624

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

MRC GLOBAL INC.

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Sales	$678	$771	$2,188	$2,347
Cost of sales	553	614	1,770	1,862

Gross profit	125	157	418	485
Selling, general and administrative expenses	128	120	382	362

Operating (loss) income	(3)	37	36	123
Other (expense) income:
Interest expense	(10)	(4)	(29)	(19)
Other, net	—	(1)	7	(2)

(Loss) income from continuing operations before income taxes	(13)	32	14	102
Income tax (benefit) expense from continuing operations	(4)	3	2	23

Net (loss) income from continuing operations	(9)	29	12	79
Loss from discontinued operations, net of tax	—	—	(30)	(1)

Net (loss) income	(9)	29	(18)	78
Series A preferred stock dividends	—	6	—	18

Net (loss) income attributable to common stockholders	$(9)	$23	$(18)	$60

Basic (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.72
Loss from discontinued operations	—	—	(0.35)	(0.01)

Basic (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.71

Diluted (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.71
Loss from discontinued operations	—	—	(0.35)	(0.01)

Diluted (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.70

Weighted-average common shares, basic	84.5	85.2	85.2	85.0
Weighted-average common shares, diluted	84.5	86.2	85.2	86.2

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

MRC GLOBAL INC.

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Net (loss) income from continuing operations	$(9)	$29	$12	$79
Loss from discontinued operations, net of tax	—	—	(30)	(1)

Net (loss) income	$(9)	$29	$(18)	$78
Other comprehensive income
Foreign currency translation adjustments	—	7	$14	$3
Reclassification of foreign currency translation adjustments to net income as a result of the sale of Canada	—	—	28	—
Total other comprehensive income, net of tax	—	7	42	3

Comprehensive (loss) income	$(9)	$36	$24	$81

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

MRC GLOBAL INC.

(in millions)

							Accumulated
			Additional	Retained			Other	Total
	Common Stock		Paid-in	Earnings	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Capital	(Deficit)	Shares	Amount	Income (Loss)	Equity
Balance at December 31, 2024	109	$1	$1,779	$(652)	(24)	$(375)	$(237)	$516
Net loss	—	—	—	(22)	—	—	—	(22)
Foreign currency translation	—	—	—	—	—	—	5	5
Reclassification of foreign currency translation adjustments to net income as a result of the sale of Canada	—	—	—	—	—	—	28	28
Vesting of restricted stock	1	—	—	—	—	—	—	—
Shares withheld for taxes	—	—	(6)	—	—	—	—	(6)
Equity-based compensation expense	—	—	4	—	—	—	—	4

Balance at March 31, 2025	110	$1	$1,777	$(674)	(24)	$(375)	$(204)	$525

Net income	—	—	—	13	—	—	—	13
Common stock repurchased	—	—	—	—	(1)	(15)	—	(15)
Foreign currency translation	—	—	—	—	—	—	9	9
Equity-based compensation expense	—	—	4	—	—	—	—	4

Balance at June 30, 2025	110	$1	$1,781	$(661)	(25)	$(390)	$(195)	$536

Net loss	—	—	—	(9)	—	—	—	(9)
Foreign currency translation	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	4	—	—	—	—	4

Balance at September 30, 2025	110	$1	$1,785	$(670)	(25)	$(390)	$(195)	$531

							Accumulated
			Additional	Retained			Other	Total
	Common Stock		Paid-in	Earnings	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Capital	(Deficit)	Shares	Amount	Loss	Equity
Balance at December 31, 2023	109	$1	$1,768	$(678)	(24)	$(375)	$(228)	$488
Net income	—	—	—	19	—	—	—	19
Foreign currency translation	—	—	—	—	—	—	(5)	(5)
Shares withheld for taxes	—	—	(5)	—	—	—	—	(5)
Equity-based compensation expense	—	—	4	—	—	—	—	4
Dividends declared on preferred stock	—	—	—	(6)	—	—	—	(6)

Balance at March 31, 2024	109	$1	$1,767	$(665)	(24)	$(375)	$(233)	$495

Net income	—	—	—	30	—	—	—	30
Foreign currency translation	—	—	—	—	—	—	1	1
Equity-based compensation expense	—	—	3	—	—	—	—	3
Dividends declared on preferred stock	—	—	—	(6)	—	—	—	(6)

Balance at June 30, 2024	109	$1	$1,770	$(641)	(24)	$(375)	$(232)	$523

Net income	—	—	—	29	—	—	—	29
Foreign currency translation	—	—	—	—	—	—	7	7
Equity-based compensation expense	—	—	4	—	—	—	—	4
Dividends declared on preferred stock	—	—	—	(6)	—	—	—	(6)

Balance at September 30, 2024	109	$1	$1,774	$(618)	(24)	$(375)	$(225)	$557

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

MRC GLOBAL INC.

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2025	2024
Operating activities
Net income	$12	$79
Adjustments to reconcile net income from continuing operations to net cash (used in) provided by continuing operations:
Depreciation and amortization	18	16
Amortization of intangibles	13	15
Equity-based compensation expense	12	11
Deferred income tax (benefit)	(2)	(6)
Increase (decrease) in LIFO reserve	24	(4)
Other non-cash items	(1)	8
Changes in operating assets and liabilities:
Accounts receivable	(84)	(41)
Inventories	(129)	88
Other current assets	(6)	(3)
Accounts payable	102	31
Accrued expenses and other current liabilities	(20)	1

Operating cash flows from continuing operations	(61)	195
Operating cash flows from discontinued operations	(6)	2

Net cash (used in) provided by operating activities	(67)	197
Investing activities
Purchases of property, plant and equipment	(30)	(23)
Other investing activities	5	1

Investing cash flows from continuing operations	(25)	(22)
Investing cash flows from discontinued operations	18	—

Net cash used in investing activities	(7)	(22)
Financing activities
Payments on revolving credit facilities	(504)	(276)
Proceeds from revolving credit facilities	595	352
Payments on debt obligations	(2)	(295)
Debt issuance costs paid	(1)	—
Dividends paid on preferred stock	—	(18)
Repurchases of common stock	(15)	—
Repurchases of shares to satisfy tax withholdings	(7)	(5)
Other financing activities	(1)	—

Financing cash flows from continuing operations	65	(242)
Financing cash flows from discontinued operations	—	—

Net cash provided by (used in) financing activities	65	(242)
Decrease in cash	(9)	(67)
Effect of foreign exchange rate on cash	5	(2)
Cash — beginning of period	63	131

Cash — end of period	$59	$62

Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest	$31	$17
Cash paid for income taxes	$10	$38
Supplemental non-cash transactions:
Change in accrued purchases of property, plant and equipment	$(1)	$—

See notes to condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MRC GLOBAL INC.

NOTE 1 – BACKGROUND AND BASIS OF PRESENTATION

Business Operations: MRC Global Inc. (“MRC Global”) is a holding company headquartered in Houston, Texas. Our wholly owned subsidiaries are global distributors of pipe, valves, fittings (“PVF”) and infrastructure products and services across each of the following sectors:

•	Gas Utilities: (storage and distribution of natural gas)

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical and chemical processing, general industrials and energy transition projects)

•	PTI: production and transmission infrastructure (exploration, production extraction, gathering, processing and transmission of oil and gas)

We have service centers in industrial, chemical, gas distribution and hydrocarbon producing and refining areas throughout the United States, Europe, Asia, Australasia and the Middle East. We obtain products from a broad range of suppliers.

Planned Merger with DNOW Inc.

On June 26, 2025, MRC Global entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DNOW Inc., a Delaware Corporation (“DNOW”), Buck Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of DNOW (“Merger Sub”) and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of DNOW (“LLC Sub”). The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement:

(1)

Merger Sub will be merged with and into MRC Global, with MRC Global continuing as the surviving corporation (the “First Merger” and the time the First Merger becomes effective, the “Effective Time”) and

(2)

immediately following the First Merger, MRC Global will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub continuing as the surviving company at the effective time of the Second Merger as a wholly owned, direct subsidiary of DNOW.

At the Effective Time, each share of common stock of MRC Global issued and outstanding (other than certain excluded shares) immediately prior to the Effective Time will be converted into the right to receive 0.9489 shares of common stock, $0.01 par value, of DNOW, subject to certain adjustments, with cash paid in lieu of the issuance of fractional shares, if any (collectively, the “Merger Consideration”). The Merger Agreement also specifies the treatment of outstanding MRC Global equity awards in connection with the Mergers. As of the date of this filing, the completion of the Mergers remain subject to customary mutual closing conditions.

On September 9, 2025, each of MRC Global and DNOW held a special meeting of stockholders at which their respective stockholders approved the Mergers and related matters. In addition, on October 6, 2025, the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) expired. The required regulatory approvals were received on November 3, 2025. The Mergers, which remain subject to customary mutual closing conditions, are expected to be consummated during the fourth quarter of 2025.

The Merger Agreement contains termination rights for each of MRC Global and DNOW, including, among others, if the consummation of the First Merger does not occur on or before June 26, 2026.

During the three and nine months ended September 30, 2025, we recorded third party legal and consulting costs of $6 million and $13 million, respectively, in connection with the Merger Agreement with DNOW. These costs are reflected in selling, general and administrative expenses within our condensed consolidated statement of operations.

Basis of Presentation: We have prepared our unaudited condensed consolidated financial statements in accordance with Rule 10-01 of Regulation S-X for interim financial statements. These statements do not include all information and footnotes that generally accepted accounting principles (“GAAP”) require for complete annual financial statements. However, the information in these statements reflects all normal recurring adjustments that are, in our opinion, necessary for a fair presentation of the results for the interim periods. The results of operations for the three and nine months ended September 30, 2025, are not necessarily indicative of the results that will be realized for the fiscal year ending December 31, 2025. We have derived our condensed consolidated balance sheet as of September 30, 2025, from the audited consolidated financial statements for the year ended December 31, 2024. You should read these condensed consolidated financial statements in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2024.

The condensed consolidated financial statements include the accounts of MRC Global Inc. and its wholly owned and majority owned subsidiaries (collectively referred to as the “Company” or by terms such as “we”, “our” or “us”). The Company is a primary beneficiary of a variable interest entity, and the assets, liabilities and results of operations of the variable interest entity are included in the Company’s condensed consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation.

On December 13, 2024, we entered into a definitive agreement to sell assets associated with our Canada operations to EMCO Corporation, and on March 14, 2025, we completed the sale. The historical results of the assets to be sold and the liabilities to be assumed (the “Disposal Group”) have been reflected as discontinued operations in our condensed consolidated financial statements for all periods prior to the definitive agreement. Assets and liabilities associated with the Disposal Group are classified as assets and liabilities of discontinued operations in our condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024. Additional disclosures regarding the sale of assets and assumption of liabilities associated with our Canada operations are provided in Note 2.

Recently Issued Accounting Standards: In September 2025, the Financial Accounting Standards Board (“FASB”) issued ASU 2025-06, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”), which is intended to modernize the accounting for internal-use software costs by removing the previous “development stage” model and introducing a model that aligns with current software development methods, such as the agile approach. Capitalization of eligible costs will begin when management has authorized and committed to funding the software project and it is probable the project will be completed and the software will be used for the function intended. This update will be effective for annual periods beginning after December 15, 2027, and interim reporting periods within those annual periods. Entities may apply the guidance using a prospective, retrospective or modified transition approach. Early adoption is permitted as of the beginning of an annual period. We are currently evaluating the impact of the provisions of ASU 2025-06 on our consolidated financial statements.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement - Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to include more detailed disclosures about specific categories of expenses such as inventory purchases, employee compensation, depreciation, amortization and selling costs within the notes to the financial statements. This update will be effective for annual periods beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. We are currently evaluating the impact of the provisions of ASU 2024-03 on our consolidated financial statements.

Adoption of New Accounting Standards: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) (“ASU 2023-09”), which aims to enhance the transparency and decision usefulness of income tax disclosures through requiring improvements in those disclosures primarily related to the rate reconciliation and income taxes paid information. This update will be effective for annual periods beginning after December 15, 2024. We adopted ASU 2023-09 on January 1, 2025. We do not expect ASU 2023-09 to impact our consolidated financial statements, and we are currently evaluating the impact of new disclosure requirements beginning with the Form 10-K for the year ended December 31, 2025.

NOTE 2 – DISCONTINUED OPERATIONS

On December 13, 2024, we entered into a definitive agreement to sell assets associated with our Canada operations to EMCO Corporation, and on March 14, 2025, we completed the sale. Net cash proceeds for the sale were $18 million. The historical results of the Disposal Group have been reflected as discontinued operations in our condensed consolidated financial statements for all periods prior to the definitive agreement. As a result of the executed sale agreement in December of 2024, a pre-tax, non-cash loss on discontinued operations of approximately $22 million was recorded in the fourth quarter of 2024. Upon completion of the sale in March 2025, the cumulative foreign currency translation adjustment of $28 million was released from accumulated other comprehensive income and recognized in the condensed consolidated statement of operations. The total amount was included in loss from discontinued operations, net of tax for the nine months ended September 30, 2025. Assets and liabilities associated with the Disposal Group are classified as assets and liabilities of discontinued operations in our condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024.

In connection with the agreement to sell the Disposal Group and effective March 14, 2025, the Company entered into a Transition Services Agreement (“TSA”) under which the Company provides EMCO Corporation certain transition services related to operational systems, finance and accounting, human resources, information technology, treasury, data transfer services and licenses to use certain intellectual property rights. The time period in which the transition services are provided varies from closing to a period not to exceed one year from closing. For the three and nine months ended September 30, 2025, we recognized zero and $1 million from the provision of these services pursuant to the TSA, respectively. This income was included in other, net on the condensed consolidated statement of operations for the three and nine months ended September 30, 2025. Additionally, the Company has assigned certain operating lease agreements to EMCO corporation as part of the sale. Refer to Note 5 for additional disclosures regarding these lease assignments.

Details of the “Loss from discontinued operations, net of tax” are as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Sales	$—	$26	$16	$88
Cost of sales	—	23	14	77

Gross profit	—	3	2	11
Selling, general and administrative expenses	—	3	5	12

Operating loss	—	—	(3)	(1)
Reclassification of foreign currency translation adjustments to net income as a result of the sale of Canada	—	—	(28)	—
Other, net	—	—	—	—

Loss from discontinued operations	—	—	(31)	(1)
Income tax benefit from discontinued operations	—	—	(1)	—

Loss from discontinued operations, net of tax	$—	$—	$(30)	$(1)

The following table summarizes the Disposal Group assets and liabilities classified as discontinued operations in the Company’s Condensed Consolidated Balance Sheets (in millions):

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash	$1	$—
Accounts receivable, net	—	19
Inventories, net	—	30
Property, plant and equipment, net	—	1
Operating lease assets	—	8
Loss recognized on classification as held for sale	—	(22)

Current assets of discontinued operations	$1	$36

Liabilities
Current liabilities:
Trade accounts payable	$—	$12
Accrued expenses and other current liabilities	1	1
Operating lease liabilities	—	8

Current liabilities of discontinued operations	$1	$21

NOTE 3 – REVENUE RECOGNITION

We recognize revenue when we transfer control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We generally recognize our revenue when products are shipped or delivered to our customers, and payment is due from our customers at the time of billing with a majority of our customers having 30-day terms. We estimate and record returns as a reduction of revenue. Amounts received in advance of shipment are deferred and recognized when the performance obligations are satisfied. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, we exclude these taxes from sales in the accompanying condensed consolidated statements of operations. In some cases, particularly with third party pipe shipments, we consider shipping and handling costs to be separate performance obligations, and as such, we record the revenue and cost of sales when the performance obligation is fulfilled. While a small proportion of our sales, we occasionally recognize revenue under a bill and hold arrangement. Recognition of revenue on bill and hold arrangements occurs when control transfers to the customer provided that the reason for the bill and hold arrangement is substantive, and the product is separately identified as belonging to the customer, ready for physical transfer and unavailable to be used or directed to another customer. Cost of sales includes the cost of inventory sold and related items, such as vendor rebates, inventory allowances and reserves and shipping and handling costs associated with inbound and outbound freight, as well as depreciation and amortization of intangible assets.

Our contracts with customers ordinarily involve performance obligations that are one year or less. Therefore, we have applied the optional exemption that permits the omission of information about our unfulfilled performance obligations as of the balance sheet dates.

Contract Balances: Variations in the timing of revenue recognition, invoicing and receipt of payment result in categories of assets and liabilities that include invoiced accounts receivable, uninvoiced accounts receivable, contract assets and deferred revenue (contract liabilities) on the condensed consolidated balance sheets.

Generally, revenue recognition and invoicing occur simultaneously as we transfer control of promised goods or services to our customers. We consider contract assets to be accounts receivable when we have an unconditional right to consideration, and only the passage of time is required before payment is due. In certain cases, particularly those involving customer-specific documentation requirements, invoicing is delayed until we are able to meet the documentation requirements. In these cases, we recognize a contract asset separate from accounts receivable until those requirements are met, and we are able to invoice the customer. Our contract asset balance associated with these requirements as of September 30, 2025 and December 31, 2024 was $63 million and $18 million, respectively. These contract asset balances are included within accounts receivable in the accompanying condensed consolidated balance sheets.

We record contract liabilities, or deferred revenue, when cash payments are received from customers in advance of our performance, including amounts which are refundable. The deferred revenue balance at September 30, 2025 and December 31, 2024 was $20 million and $16 million, respectively. During the three and nine months ended September 30, 2025, we recognized $1 million and $15 million, respectively, of the revenue that was deferred as of December 31, 2024. During the three and nine months ended September 30, 2024, we recognized less than $1 million and $6 million, respectively, of the revenue that was deferred as of December 31, 2023. Deferred revenue balances are included within accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheets.

Disaggregated Revenue: Our disaggregated revenue represents our business of selling PVF to energy and industrial end users across each of the Gas Utilities, DIET, and PTI sectors in each of our reportable segments. Each of our end markets and geographical reportable segments are impacted and influenced by varying factors, including macroeconomic environment, commodity prices, maintenance and capital spending and exploration and production activity. As such, we believe that this information is important in depicting the nature, amount, timing and uncertainty of our revenue from contracts with customers.

The following table presents our revenue disaggregated by revenue source (in millions):

Three Months Ended
September 30,
	U.S.	International	Total
2025:
Gas Utilities	$292	$—	$292
DIET	131	68	199
PTI	127	60	187

	$550	$128	$678

2024:
Gas Utilities	$293	$—	$293
DIET	170	69	239
PTI	181	58	239

	$644	$127	$771

Nine Months Ended
September 30,
	U.S.	International	Total
2025:
Gas Utilities	$864	$—	$864
DIET	455	187	642
PTI	480	202	682

	$1,799	$389	$2,188

2024:
Gas Utilities	$845	$—	$845
DIET	560	202	762
PTI	583	157	740

	$1,988	$359	$2,347

Allowance for Credit Losses: We estimate the adequacy of the allowance for credit losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually but is based upon historical loss experience. As of September 30, 2025 and December 31, 2024, the allowance for credit losses totaled $3 million and $3 million, respectively.

NOTE 4 – INVENTORIES

The composition of our inventory is as follows (in millions):

	September 30,	December 31,
	2025	2024
Finished goods inventory at average cost:
Valves, automation, measurement and instrumentation	$273	$206
Carbon steel pipe, fittings and flanges	183	135
Gas products	295	265
All other products	93	104

	844	710
Less: Excess of weighted-average cost over LIFO cost (LIFO reserve)	(304)	(280)
Less: Other inventory reserves	(17)	(15)

	$523	$415

The Company uses the last-in, first-out (“LIFO”) method of valuing U.S. inventories. The use of the LIFO method has the effect of reducing net income during periods of rising inventory costs (inflationary periods) and increasing net income during periods of falling inventory costs (deflationary periods). Valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, we base interim LIFO calculations using current month end perpetual inventory balances, except in those instances where better information regarding projected year-end balances is available.

NOTE 5 – LEASES

We lease certain distribution centers, warehouses, office space, land, automobiles and equipment. The majority of these leases are classified as operating leases. We recognize operating fixed lease expense and finance lease amortization expense on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

Many of our facility leases include one or more options to renew, with renewal terms that can extend the lease term from one year to 15 years with a maximum lease term of 30 years, including renewals. The exercise of lease renewal options is at our sole discretion; therefore, renewals to extend the terms of most leases are not included in our right of use (“ROU”) assets and lease liabilities as they are not reasonably certain of exercise. In the case of certain regional distribution centers and certain corporate offices, where the renewal is reasonably certain of exercise, we include the renewal period in our lease term. Leases with escalation adjustments based on an index, such as the consumer price index, are expensed based on current rates. Leases with specified escalation steps are expensed based on the total lease obligation ratably over the life of the lease. Leasehold improvements are depreciated over the expected lease term. Non-lease components, such as payment of real estate taxes, maintenance, insurance and other operating expenses, have been excluded from the determination of our lease liability.

As most of our leases do not provide an implicit rate, we use an incremental borrowing rate based on the information available at the commencement date in determining the present value of the lease payments using a portfolio approach. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Our leases are presented in our condensed consolidated balance sheets as follows:

		September 30,	December 31,
	Balance Sheet Classification	2025	2024
Assets
Operating lease assets	Operating lease assets	$160	$170
Finance lease assets (1)	Other assets	9	8

Total lease assets		$169	$178

Liabilities
Current
Operating lease liabilities	Operating lease liabilities	$31	$31
Finance lease liabilities	Accrued expenses and other current liabilities	2	1
Long-term
Operating lease liabilities	Operating lease liabilities	141	153
Finance lease liabilities	Other liabilities	8	8

Total lease liabilities		$182	$193

(1)	Finance lease assets are recorded net of accumulated amortization of $4 million and $2 million as of September 30, 2025 and December 31, 2024, respectively.

Expense associated with our operating leases was $11 million and $34 million for the three and nine months ended September 30, 2025, respectively, and $12 million and $34 million for the three and nine months ended September 30, 2024, respectively, which we have classified in selling, general and administrative expenses. For the three and nine months ended September 30, 2025, expense associated with our finance leases was less than $1 million and $2 million, respectively, related to the amortization of ROU Assets, which we have classified in cost of sales, and $1 million related to the interest on finance lease liabilities, which we have classified in interest expense. For the three and nine months ended September 30, 2024, expense associated with our finance leases was $2 million related to the amortization of ROU Assets, which we have classified in cost of sales, and less than $1 million related to the interest on finance lease liabilities, which we have classified in interest expense. Cash paid for operating leases recognized as liabilities was $9 million and $30 million for the three and nine months ended September 30, 2025, respectively, and $9 million and $29 million for the three and nine months ended September 30, 2024, respectively. Cash paid for finance leases was less than $1 million and $2 million for the three and nine months ended September 30, 2025, respectively, and $1 million for the three and nine months ended September 30, 2024.

The maturity of lease liabilities is as follows (in millions):

Maturity of Lease Liabilities	Operating	Finance
Remainder of 2025	$11	$1
2026	40	3
2027	34	2
2028	27	2
2029	21	2
After 2029	114	2

Total lease payments	247	12
Less: Interest	(75)	(2)

Present value of lease liabilities	$172	$10

The term and discount rate associated with leases are as follows:

	September 30,	September 30,
Lease Term and Discount Rate	2025	2024
Weighted-average remaining lease term (years)
Operating leases	10	11
Finance leases	5	6
Weighted-average discount rate
Operating leases	6.8%	6.7%
Finance leases	6.8%	6.6%

Amounts maturing after 2029 include expected renewals for leases of certain regional distribution centers and certain corporate offices through dates up to 2048. Excluding these optional renewals, our weighted-average remaining lease term for operating leases is 5 years and 6 years for the periods ended September 30, 2025 and 2024, respectively. Excluding optional renewals, our weighted average remaining lease term for finance leases is 5 years and 6 years for the periods ended September 30, 2025 and 2024, respectively.

Canada Lease Agreements

In connection with the sale of the Canada business, three operating lease commitments were assigned to the buyers where the Company has not been released from the covenants, liabilities and responsibilities under the lease agreements. The Company is obligated to perform under these agreements if the buyers fail to perform at any time during the remainder of the lease, which are set to expire on or before December 31, 2030. At the close date of the sale and as of September 30, 2025, the undiscounted remaining lease payments under the agreement totaled $8 million and $7 million, respectively. The Company has not recorded a liability with respect to the obligations as of September 30, 2025, as the Company concluded the provisions of these lease assignments were not probable.

NOTE 6 – DEBT

The components of our debt are as follows (in millions):

	September 30,	December 31,
	2025	2024
Senior Secured Term Loan B (1)	$342	$344
Global ABL Facility	134	43

	476	387
Less: current portion	4	3

	$472	$384

(1)	The Senior Secured Term Loan B is net of discount and issuance costs of $6 million and $7 million as of September 30, 2025 and December 31, 2024, respectively.

Senior Secured Term Loan B: The Company has a Senior Secured Term Loan “B” (the “Term Loan”) with an original principal amount of $350 million, which amortizes in equal quarterly installments of 1% per year with the balance payable in October 2031, when the facility matures. The Term Loan was issued at an original issue discount of 99.5%. The Company used the proceeds from the Term Loan to repurchase all of its issued and outstanding shares of its Preferred Stock as discussed in Note 8. Pursuant to the Merger Agreement, the Company will deliver, at the option of DNOW, a payoff letter with respect to the Term Loan for payment in full of the Term Loan at the closing of the Mergers, or an amendment, or a consent from the requisite holders, of the Term Loan, permitting the transactions contemplated by the Merger Agreement.

Interest Rate. The Term Loan accrues interest at a margin plus either Term SOFR or a base rate, depending on the Company’s election at the time of a loan. For loans incurring interest based on Term SOFR, the margin is (a) 350 basis points if either or both of the ratings (i) by Moody’s Investors Service, Inc. (“Moody’s”) is B2, or lower, or (ii) by Standard & Poor’s Ratings Services (“S&P”) is B, or lower, and (b) 325 basis points if either or both of the ratings (i) by Moody’s is B1, or better, or (ii) by S&P is B+, or better. For loans incurring interest based on the base rate, the margin is (a) 250 basis points if either or both of the ratings (i) by Moody’s is B2, or lower, or (ii) by S&P is B, or lower, and (b) 225 basis points if either or both of the ratings (i) by Moody’s is B1, or better, or (ii) by S&P is B+, or better. The Term Loan provides certain provisions if ratings are unavailable.

Facility Size Increases. The Term Loan allows for incremental increases in facility size (subject to additional lender commitments) up to an aggregate amount equal to the greater of $225 million and 100% of Consolidated EBITDA for the most recent trailing four consecutive fiscal quarters then ended, plus an additional amount such that the Company’s first lien leverage ratio (as defined under the Term Loan) would not exceed 3.75 to 1.00. MRC Global (US) Inc. is the borrower under the Term Loan facility, which is guaranteed by MRC Global Inc. and certain of its wholly owned U.S. subsidiaries.

Security. The Term Loan is secured by a second lien on the assets of MRC Global Inc., MRC Global (US) Inc. and those U.S. subsidiaries guaranteeing the Term Loan facility (collectively, the “Term Loan Credit Parties”) securing the Global ABL Facility (defined below), which includes accounts receivable and inventory. The Term Loan is secured by a first lien on substantially all of the other assets of the Term Loan Credit Parities. The Term Loan is further secured by a first lien pledge of all of the capital stock of certain of the direct domestic subsidiaries of Term Loan Credit Parties and 65% of the capital stock of certain of the direct, non-U.S. subsidiaries of the Term Loan Credit Parties.

Prepayments. We are required to repay the Term Loan with the proceeds from certain asset sales and certain insurance proceeds. In addition, on an annual basis, we are required to repay an amount equal to 50% of excess cash flow, as defined in the Term Loan, reducing to 25% if our first lien leverage ratio is no more than 3.25 to 1.00 but greater than 3.00 to 1.00. No payment of excess cash flow is required if the first lien leverage ratio is less than or equal to 3.00 to 1.00. The amount of cash used in the determination of the first lien secured leverage ratio is limited to $125 million.

Restrictive Covenants. The Term Loan does not include any financial maintenance covenants. The Term Loan contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Company and its restricted subsidiaries to:

•	make investments, including acquisitions;

•	prepay certain indebtedness;

•	grant liens;

•	incur additional indebtedness;

•	sell assets;

•	make fundamental changes to our business;

•	enter into transactions with affiliates; and

•	pay dividends.

The Term Loan also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with certain of the baskets permitted by the restrictions on the repayment of subordinated indebtedness, restricted payments and investments being available only when the various leverage ratio calculations of the Company and its restricted subsidiaries is less than 3.75 to 1.00 or 3.50 to 1.00, as applicable.

The Term Loan provides that the Company and its restricted subsidiaries may incur any first lien indebtedness that is pari passu to the Term Loan so long as the pro forma first lien secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 3.75 to 1.00. The Company and its restricted subsidiaries may incur any second lien indebtedness so long as the pro forma junior secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 4.50 to 1.00. The Company and its restricted subsidiaries may incur any unsecured indebtedness so long as the total leverage ratio of the Company and its restricted subsidiaries is less than or equal to 4.75 to 1.00 or the pro forma consolidated interest coverage ratio of the Company and its restricted subsidiaries is greater than or equal to 2.00 to 1.00. Additionally, under the Term Loan, the Company and its restricted subsidiaries may incur indebtedness under the Global ABL Facility (or any replacement facility) in an amount not to exceed the greater of $1.3 billion and the borrowing base under the Global ABL Facility at such time.

The Term Loan contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security documents supporting the Term Loan to be in full force and effect and change of control. If such an event of default occurs, the Agent under the Term Loan is entitled to take various actions, including the acceleration of amounts due under the Term Loan and all other actions that a secured creditor is permitted to take following a default.

Global ABL Facility: The Company is a party to a multi-currency, global asset-based lending facility (the “Global ABL Facility”), including certain of its subsidiaries, its lenders and Bank of America, N.A. as administrative agent, security trustee and collateral agent. The Global ABL Facility is a revolving credit facility of $750 million, which matures in November 2029. The Global ABL Facility is comprised of $705 million in revolver commitments in the United States, which includes a $30 million sub-limit for Canada, $12 million in Norway, $10 million in Australia, $10.5 million in the Netherlands, $7.5 million in the United Kingdom and $5 million in Belgium. The Global ABL Facility contains an accordion feature that allows us to increase the principal amount of the facility by up to $250 million, subject to securing additional lender commitments. Upon closing of the Mergers, the combined company must pay the Global ABL Facility in full, discharge and terminate it or amend the Global ABL Facility to avoid an event of default precipitated by the change in control of the Company. DNOW has obtained a debt commitment letter and has represented that it will have sufficient liquidity to pay off and discharge the Global ABL Facility at closing out of available funds, other sources and from the debt financing that the debt commitment letter outlines.

Guarantees. Obligations of the U.S. Borrowers under the Global ABL Facility are guaranteed by the Company, each of the U.S. Borrowers, each of the Canadian Borrowers, certain of the wholly owned material U.S. subsidiaries of the U.S. Borrowers from time to time party to the ABL Agreement (the “U.S. Guarantors”) and certain of the wholly owned Canadian subsidiaries of the Company from time to time party to the ABL Agreement (the “Canadian Guarantors”). The obligations of the Foreign Borrowers under the Global ABL Facility are guaranteed by the U.S. Borrowers, the U.S. Guarantors and, subject to certain limitations the ABL Agreement more particularly describes, the Foreign Borrowers (collectively, the “ABL Guarantors”).

Security. Obligations under the U.S./Canadian Facility are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of the U.S. Borrowers, U.S. Guarantors, the Canadian Borrowers and the Canadian Guarantors. In connection with the Company’s sale of its Canadian operations, the security interests in the Company’s Canadian accounts receivable and inventory that were sold were released, and as these Canadian operations were sold, the Company does not expect the Canadian Borrowers to actively utilize the facility for borrowings. The obligations of any Foreign Borrower are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of the Foreign Borrowers and the ABL Guarantors and a first-priority pledge by the Foreign Borrower of the equity interests in its direct, wholly owned restricted subsidiaries incorporated in the relevant borrower jurisdictions and intercompany debt instruments the Foreign Borrower holds. No property of a Foreign Borrower or its subsidiaries (other than the Canadian Borrowers) secures the U.S./Canadian Facility. The security interest in accounts receivable, inventory and related assets of the U.S. Borrowers ranks prior to the security interest in this collateral which secures the Term Loan.

Borrowing Bases. Each Foreign Borrower has a separate stand-alone Borrowing Base that limits the Foreign Borrower’s ability to borrow under its respective Facility, subject to an exception allowing the Foreign Borrowers to utilize excess availability under the U.S./Canadian Facility to borrow amounts in excess of their respective borrowing bases, which utilization will reduce excess availability under the U.S./Canadian Facility dollar for dollar.

Interest Rates. Prior to December 1, 2024, the applicable margin for borrowings under the Global ABL Facility will be set at Level II of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00, which means that borrowings will bear interest at a rate equal to:

•	in the case of U.S. dollar and euro advances,

•	Term SOFR plus 1.50%,

•	EURIBOR plus 1.50%,

•	for base rate advances in the U.S. or Canada, the U.S. Base Rate (or Canadian Base Rate if in Canada) plus 0.50%, or

•	for base rate advances outside the U.S. and Canada, an applicable Base Rate plus 1.50%;

•	in the case of Norwegian Kroner advances, NIBOR plus 1.50% or the Norwegian Base Rate plus 1.50%;

•	in the case of Canadian dollar advances, Term CORRA plus 1.50% or the Canadian Prime Rate or Canadian Base Rate plus 0.50%;

•	in the case of British pound sterling advances, SONIA plus 1.50%, or the UK Base Rate plus 1.50%; or

•	in the case of Australian dollar advances, the Australian Bank Bill Rate plus 1.50% or the Australian Base Rate plus 1.50%.

On and after December 1, 2024 as of the end of the fiscal quarter that most recently ended, the applicable margins will be subject to a 0.25% step-down to Level III of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio greater than 2.25 to 1.00 or a 0.25% step-up to Level I of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio less than or equal to 1.50 to 1.00.

In addition to paying interest on outstanding principal under the Global ABL Facility, the ABL Borrowers are required to pay a commitment fee in respect of unutilized commitments, which is equal to 0.375% per annum for each Facility (or 0.25% per annum if utilization of a Facility exceeds 35% of the aggregate commitments under the Facility).

Excess Availability. At September 30, 2025, availability under our Global ABL Facility was $477 million.

Interest on Borrowings: The interest rates on our outstanding borrowings at September 30, 2025 and December 31, 2024, including amortization of debt issuance costs, were as follows:

	September 30,	December 31,
	2025	2024
Senior Secured Term Loan B	7.44%	8.02%
Global ABL Facility	6.07%	5.95%
Weighted average interest rate	7.05%	7.79%

NOTE 7 – INCOME TAXES

For the three and nine months ended September 30, 2025 we generated a $13 million loss and $14 million of income, respectively, from continuing operations before taxes and recorded a provision for income taxes of $4 million benefit and $2 million expense, respectively, resulting in an effective tax rate of 31% and 14%, respectively. Our rates generally differ from the U.S. federal statutory rates of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates. The tax rates for three and nine months ended September 30, 2025 were impacted by discrete tax benefits including unamortized research and development costs. The effective tax rate for the three months ended September 30, 2025 was unfavorably impacted due to discrete tax benefits against low pretax loss, while the effective tax rate for the nine months ended September 30, 2025 was favorably impacted due to discrete tax benefits against low pretax profit.

For the three and nine months ended September 30, 2024, we generated $32 million and $102 million, respectively, of income from continuing operations before taxes and recorded a provision for income taxes of $3 million and $23 million, respectively, resulting in an effective tax rate of 9% and 23%, respectively. Our rates generally differ from the U.S. federal statutory rates of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates. The effective tax rate for the three months ended September 30, 2024 was lower than the U.S. federal statutory rate due to a net reduction in the valuation allowance provision, partially offset by foreign losses with no tax benefit due to valuation allowances. The effective tax rate for the nine months ended September 30, 2024 was higher than the U.S. federal statutory rate due to a net reduction in the valuation allowance provision, partially offset by foreign losses with no tax benefit due to valuation allowances.

On July 4, 2025, the One Big Beautiful Bill Act was enacted which included provisions related to bonus depreciation, research and development, foreign derived intangible income and modifications to the calculation for excess business interest expense limitation under §163(j) to the current tax estimate. The Company’s effective tax rate for the nine months ended September 30, 2025 was favorably impacted by changes related to research and development costs. The Company will continue to evaluate the impact of these policies in future periods, and the Company does not expect a material impact to the financial statements.

NOTE 8 – REDEEMABLE PREFERRED STOCK

Preferred Stock Repurchase

In June 2015, we issued 363,000 shares of Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) and received gross proceeds of $363 million. On October 29, 2024, the Company repurchased all of the outstanding shares of the Preferred Stock for $361 million plus $4 million in accrued dividends, and all of the Preferred Stock was retired on October 30, 2024. The Company used the proceeds from the Term Loan, cash on hand and drawings from its Global ABL Facility to fund the repurchase. Before its repurchase, the Preferred Stock ranked senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock had a stated value of $1,000 per share, and holders of Preferred Stock were entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum.

The Preferred Stock was convertible at the option of the holders into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of Preferred Stock, which represented an initial conversion price of $17.88 per share of common stock, subject to adjustment. The Company had the option to redeem, in whole but not in part, all the outstanding shares of Preferred Stock at par value, subject to certain redemption price adjustments. We had the election to convert the Preferred Stock, in whole but not in part, into the relevant number of shares of common stock if the last reported sale price of the common stock had been at least 150% of the conversion price then in effect for a specified period. The conversion rate was subject to customary anti-dilution and other adjustments.

Holders of the Preferred Stock could have at their option, required the Company to repurchase their shares in the event of a fundamental change, as defined in the agreement. The repurchase price was based on the original $1,000 per share purchase price except in the case of a liquidation, in which case the holders would have received the greater of $1,000 per share and the amount that would have been received if they held common stock converted at the conversion rate in effect at the time of the fundamental change. Because this feature could have required redemption as a result of the occurrence of an event not solely within the control of the Company, the Preferred Stock was classified as temporary equity on our balance sheet.

NOTE 9 – STOCKHOLDERS’ EQUITY

Share Repurchase Program

In January 2025, the Company’s board of directors authorized a share repurchase program for common stock up to $125 million. The program is scheduled to expire January 2, 2028. The shares may be repurchased at management’s discretion in the open market. The amount and timing of any repurchase will depend on several factors, including share price, general business and market conditions, and alternative investment opportunities. The share repurchase program does not obligate the Company to repurchase shares and may be modified, discontinued, or suspended at any time at the Company’s discretion. Share repurchases made are subject to a 1% excise tax. The impact of this 1% excise tax was less than $1 million for the three and nine months ended September 30, 2025.

During the nine months ended September 30, 2025, we repurchased 1,216,956 shares at an average price per share of $12.35 for a total cost of $15 million, which excludes the 1% excise tax on share repurchases. As of September 30, 2025, we had 84,991,546 shares of common stock outstanding. Pursuant to the Merger Agreement, the Company agreed not to repurchase any more shares of its common stock between signing on June 26, 2025 and the earlier of the closing or termination of the Merger Agreement.

Equity Compensation Plans

The Company’s Omnibus Incentive Plan permits the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based and cash-based awards. Since the adoption of the plan, the Company’s Board of Directors has periodically granted stock options, restricted stock awards, restricted stock units and performance share units to directors and employees, but no other types of awards have been granted under the plan. Options and stock appreciation rights may not be granted at prices less than the fair market value of our common stock on the date of the grant, nor for a term exceeding ten years. For employees, vesting generally occurs over a three-year period on the anniversaries of the date specified in the employees’ respective agreements, subject to accelerated vesting under certain circumstances set forth in the agreements, and in any event, no less than one year. Vesting for directors generally occurs on the one-year anniversary of the grant date. A Black-Scholes option-pricing model is used to estimate the fair value of the stock options. A Monte Carlo simulation is completed to estimate the fair value of performance share unit awards with a stock price performance component. We expense the fair value of all equity grants, including performance share unit awards, on a straight-line basis over the vesting period. In 2025, 294,607 performance share unit awards, 95,979 restricted stock awards and 665,474 shares of restricted stock units have been granted to executive management, members of our Board of Directors and employees. Additional performance share unit awards of 101,107 and 35,427 were granted during the first nine months of 2025 and 2024, respectively, based on performance above the specified target of achievement for performance share unit awards granted in 2021 and 2020, respectively.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss in the accompanying condensed consolidated balance sheets consists of the following (in millions):

	September 30,	December 31,
	2025	2024
Currency translation adjustments	$(194)	$(236)
Other adjustments	(1)	(1)

Accumulated other comprehensive loss	$(195)	$(237)

Earnings per Share

Earnings per share are calculated in the table below (in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Numerator
Net (loss) income from continuing operations	$(9)	$29	$12	$79
Less: Dividends on Series A Preferred Stock	—	6	—	18

Net (loss) income from continuing operations attributable to common stockholders used in earnings per share	(9)	23	12	61
Loss from discontinued operations, net of tax	—	—	(30)	(1)

Net (loss) income attributable to common stockholders	$(9)	$23	$(18)	$60

Denominator
Average basic shares outstanding	84.5	85.2	85.2	85.0
Effect of dilutive securities	—	1.0	—	1.2

Average diluted shares outstanding	84.5	86.2	85.2	86.2

Basic (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.72
Loss from discontinued operations	—	—	(0.35)	(0.01)

Basic (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.71

Diluted (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.71
Loss from discontinued operations	—	—	(0.35)	(0.01)

Diluted (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.70

Equity awards and shares of Preferred Stock are disregarded in the calculation of diluted earnings per share if they are determined to be anti-dilutive. For the three and nine months ended September 30, 2025, we had 1.6 million and 1.4 million anti-dilutive restricted stock units and performance share units, respectively. For the three and nine months ended September 30, 2024, we had less than 0.1 million and 0.1 million anti-dilutive stock options, restricted stock units and performance share units, respectively. For the three and nine months ended September 30, 2024, the shares of Preferred Stock were anti-dilutive.

NOTE 10 – SEGMENT INFORMATION

Our business is comprised of two operating and reportable segments as of September 30, 2025: U.S. and International. Our International segment consists of our operations outside of the U.S. These segments represent our business of selling PVF to the energy sector across each of the following sectors:

•	Gas Utilities: (storage and distribution of natural gas),

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical processing, general industrials and energy transition projects), and

•	PTI: production and transmission infrastructure (exploration, production, extraction, gathering, processing and transmission of oil and gas).

The Company has identified its Chief Operating Decisions Maker (“CODM”) as our President and Chief Executive Officer. The CODM regularly reviews gross profit and operating income (loss) by reportable segment to make operating decisions, allocate resources and assess performance of the business. Gross profit is sales less total cost of sales, which includes depreciation and amortization expense and amortization of intangibles expense. Operating income (loss) is gross profit less selling, general and administrative expenses and impairment and other charges. The CODM is provided with consolidated information on cost of sales, selling, general and administrative expenses, interest expense and income tax expense. There are no other significant expense categories regularly provided to the CODM beyond those disclosed in the condensed consolidated statements of operations. The CODM manages the business using consolidated expense information, as well as regularly provided budgeted or forecasted revenue, cost of sales and operating expenses information on a consolidated basis.

On December 13, 2024, we entered into a definitive agreement to sell assets associated with our Canada operations, which was previously considered an operating and reportable segment of the business. The operating results and cash flows for the assets sold and liabilities assumed as part of the agreement have been classified as discontinued operations within the condensed consolidated financial statements for all periods presented. Additional disclosures regarding the sale of the assets associated with our Canada operations are provided in Note 2.

The following table presents financial information for each segment (in millions):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Sales
U.S.	$550	$644	$1,799	$1,988
International	128	127	389	359

Total consolidated sales	$678	$771	$2,188	$2,347
Cost of Sales
U.S.	$449	$507	$1,452	$1,567
International	94	96	287	264

Total cost of sales	$543	$603	$1,739	$1,831
Depreciation and amortization (1)
U.S.	$5	$6	$16	$15
International	1	—	2	1

Total depreciation and amortization expense	$6	$6	$18	$16
Amortization of intangibles (1)
U.S.	$4	$5	$13	$14
International	—	—	—	1

Total amortization of intangibles expense	$4	$5	$13	$15
Gross Profit
U.S.	$92	$126	$318	$392
International	33	31	100	93

Total gross profit	$125	$157	$418	$485
Selling, general and administrative expenses
U.S.	$106	$96	$316	$290
International	22	22	66	68
Corporate and other (2)	—	2	—	4

Total selling, general and administrative expenses	$128	$120	$382	$362
Operating (loss) income
U.S.	$(14)	$30	$2	$102
International	11	9	34	25
Corporate and other (2)	—	(2)	—	(4)

Total operating (loss) income	$(3)	$37	$36	$123
Interest expense	(10)	(4)	$(29)	$(19)
Other, net	—	(1)	7	(2)

(Loss) income from continuing operations before income taxes	$(13)	$32	$14	$102

(1)	The balances for depreciation and amortization and amortization of intangibles are included within total cost of sales on the condensed consolidated statements of operations.
(2)

The balances included in corporate and other represent the operating activity previously identified in our Canada segment that do not meet the criteria for discontinued operations. Additional disclosures regarding the sale of assets associated with our Canada operations are provided in Note 2.

Total assets by segment are as follows (in millions):

	September 30,	December 31,
	2025	2024
Total assets
U.S.	$1,471	$1,278
International	315	301
Corporate and other (1)	8	9
Discontinued operations	1	36

Total assets	$1,795	$1,624

(1)

The balances included in corporate and other represent the operating activity previously identified in our Canada segment that do not meet the criteria for discontinued operations. Additional disclosures regarding the sale of assets associated with our Canada operations are provided in Note 2.

The percentages of our property, plant and equipment relating to the following geographic areas are as follows:

	September 30,	December 31,
	2025	2024
Property, plant and equipment
U.S.	96%	94%
International	4%	6%

Total property, plant and equipment	100%	100%

Our sales by product line are as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Type
Line Pipe	$79	$99	$245	$337
Carbon Fittings and Flanges	80	96	276	294

Total Carbon Pipe, Fittings and Flanges	159	195	521	631
Valves, Automation, Measurement and Instrumentation	252	275	823	838
Gas Products	198	193	594	573
Stainless Steel and Alloy Pipe and Fittings	26	51	100	124
General Products	43	57	150	181

	$678	$771	$2,188	$2,347

NOTE 11 – FAIR VALUE MEASUREMENTS

With the exception of long-term debt, the fair values of our financial instruments, including cash and cash equivalents, accounts receivable, trade accounts payable and accrued liabilities, approximate carrying value. The carrying value of our debt was $476 million and $387 million at September 30, 2025 and December 31, 2024, respectively. The fair value of our debt was $486 million and $394 million at September 30, 2025 and December 31, 2024, respectively. We estimate the fair value of our debt using Level 2 inputs or quoted market prices.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Litigation

Asbestos Claims. We are one of many defendants in lawsuits that plaintiffs have brought seeking damages for personal injuries that exposure to asbestos allegedly caused. Plaintiffs and their family members have brought these lawsuits against a large volume of defendant entities as a result of the defendants’ manufacture, distribution, supply or other involvement with asbestos, asbestos containing-products or equipment or activities that allegedly caused plaintiffs to be exposed to asbestos. These plaintiffs typically assert exposure to asbestos as a consequence of third-party manufactured products that our MRC Global (US) Inc. subsidiary purportedly distributed. As of September 30, 2025, we are named a defendant in approximately 478 lawsuits involving approximately 1,043 claims. No asbestos lawsuit has resulted in a judgment against us to date, with a majority being settled, dismissed or otherwise resolved. Applicable third-party insurance has substantially covered these claims, and insurance should continue to cover a substantial majority of existing and anticipated future claims. Accordingly, we have recorded a liability for our estimate of the most likely settlement of asserted claims and a related receivable from insurers for our estimated recovery, to the extent we believe that the amounts of recovery are probable. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, the likelihood that the ultimate disposition of any of these claims and legal proceedings will have a material adverse effect on our condensed consolidated financial statements is remote.

Other Legal Claims and Proceedings. From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, the likelihood that the ultimate disposition of any of these claims and legal proceedings will have a material adverse effect on our condensed consolidated financial statements is remote.

Unclaimed Property Audit. The Company is subject to state laws relating to abandoned and unclaimed property. States routinely audit the records of companies to assess compliance with such laws. The Company is currently undergoing a multi-state unclaimed property audit. The timing and outcome of the multi-state unclaimed property audit cannot be predicted. We have reserved all of our rights, claims, and defenses. Given the nature of these matters, we are unable to reasonably estimate the total possible loss or ranges of loss, if any. If the Company is found to be in noncompliance with applicable unclaimed property laws or the manner in which those laws are interpreted or applied, states may determine that they are entitled to the Company’s remittance of unclaimed or abandoned property and further may seek to impose other costs on the Company, including penalties and interest. We intend to vigorously contest the above matter; however, an adverse decision in this matter could have an adverse impact on us, our financial condition, results of operations and cash flows.

Product Claims. From time to time, in the ordinary course of our business, our customers may claim that the products that we distribute are either defective or require repair or replacement under warranties that either we or the manufacturer may provide to the customer. These proceedings are, in the opinion of management, ordinary and routine matters incidental to our normal business. Our purchase orders with our suppliers generally require the manufacturer to indemnify us against any product liability claims, leaving the manufacturer ultimately responsible for these claims. In many cases, state, provincial or foreign law provides protection to distributors for these sorts of claims, shifting the responsibility to the manufacturer. In some cases, we could be required to repair or replace the products for the benefit of our customer and seek our recovery from the manufacturer for our expense. In our opinion, the likelihood that the ultimate disposition of any of these claims and legal proceedings will have a material adverse effect on our condensed consolidated financial statements is remote.

Customer Contracts

We have contracts and agreements with many of our customers that dictate certain terms of our sales arrangements (pricing, deliverables, etc.). While we make every effort to abide by the terms of these contracts, certain provisions are complex and often subject to varying interpretations. Under the terms of these contracts, our customers have the right to audit our adherence to the contract terms. Historically, any settlements that have resulted from these customer audits have not been material to our condensed consolidated financial statements.

Purchase Commitments

We have purchase obligations consisting primarily of inventory purchases made in the normal course of business to meet operating needs. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases, cancellations may subject us to cancellation fees or penalties depending on the terms of the contract.

NOTE 13 – SUBSEQUENT EVENTS

On June 26, 2025, MRC Global entered into the Merger Agreement with DNOW, Merger Sub and LLC sub. Pursuant to the Merger Agreement, the Mergers are conditioned on, among other things, the expiration or early termination of the statutory waiting period under the HSR Act and other required regulatory approvals. The statutory waiting period under the HSR Act expired on October 6, 2025. The required regulatory approvals were received on November 3, 2025. The Mergers, which remain subject to customary mutual closing conditions, are expected to be consummated during the fourth quarter of 2025.